Exhibit 99.1

News Release

Valspar Contact:

Mike Dougherty
612.851.7802
mdougherty@valspar.com

Gary E. Hendrickson Named Valspar CEO

William L. Mansfield to Continue as Board Chair

Minneapolis, Minn. – February 17, 2011 – The Valspar Corporation (NYSE: VAL) Board of Directors announced today that Gary E. Hendrickson, currently Valspar’s president and chief operating officer, will succeed William L. Mansfield as chief executive officer, effective June 1, 2011.  Mansfield, who has served as CEO since 2005, will continue as chairman of the Board.

“Gary and I have worked closely together in developing Valspar’s long-term strategy for growth,” said Mansfield.  “His exceptional record of success as President and Chief Operating Officer, extensive international experience and in-depth knowledge of the global coatings industry make him an outstanding choice for CEO.  Gary’s appointment results from the Board’s longstanding succession planning process.”

Hendrickson has served as president and chief operating officer since February 2008.  He joined Valspar’s packaging business in 1994 after serving 11 years in the U.S. Navy, where he rose to the rank of Lieutenant Commander.  In 1998, Hendrickson moved to Australia to lead the company’s Asia Pacific business.  In 2001, he relocated to Hong Kong and was named an officer of the company.  In 2004, Hendrickson was named group vice president, Global Wood Coatings, in addition to his role as president, Valspar Asia Pacific.  In 2005, Hendrickson was named senior vice president and assumed additional responsibility for Valspar’s Consumer business.  He holds a bachelor’s degree from the University of Connecticut and an MBA from Harvard University.

The Valspar Corporation (NYSE: VAL) is a global leader in the paint and coatings industry. Since 1806, Valspar has been dedicated to bringing customers the latest innovations, the finest quality and the best customer service in the coatings industry.

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